Exhibit 23.1

                         CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in this registration statement on Form S-8 of (1) our reports dated January 26, 1996, except as to the information in the Subsequent Event note for which the date is February 29, 1996, on our audits of the consolidated financial statements and financial statement schedule of Cognex Corporation and (2) our report dated September 29, 1995, on our audit of the financial statements of Acumen Incorporated as of and for the year ended March 25, 1995 included in the Form 8-K dated October 4, 1995 of the Cognex Corporation.


                                                  /s/COOPERS & LYBRAND L.L.P.
Boston, Massachusetts                             COOPERS & LYBRAND L.L.P.
March 29, 1996